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                     March 21, 2022

       Paul Middleton
       Chief Financial Officer
       Plug Power, Inc.
       968 Albany Shaker Road
       Latham, NY 12110

                                                        Re: Plug Power, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed May 14, 2021
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 10,
2020
                                                            File No. 001-34392

       Dear Mr. Middleton:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing